UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2026

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway
San Jose, California	95119
(Address of Principal Executive Offices)	(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	WDC	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Exchange Transactions (as defined below) set forth below in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The issuance of the Exchange Shares (as defined below) will be undertaken in reliance upon an exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On June 2, 2026, Western Digital Corporation (the “Company”) entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with certain holders of its 3.00% Convertible Senior Notes due 2028 (the “Notes”). Under the terms of the Exchange Agreements, the holders have agreed to exchange approximately $858.4 million aggregate principal amount of Notes (the “Exchange Notes”) held by them for (i) an amount in cash equal to the sum of (x) the aggregate principal amount of the Exchange Notes and (y) any accrued and unpaid interest on such Exchange Notes, and (ii) a number of shares of common stock of the Company (the “Exchange Shares”) corresponding to the remaining value of the Exchange Notes as if they had been converted using the volume-weighted average price of the Company’s common stock over a two-day measurement period on June 3-4, 2026 (such transactions, the “Exchange Transactions”). These Exchange Transactions are expected to close on or after June 5, 2026, subject to satisfaction of customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION
(Registrant)

Date: June 3, 2026

By:	/s/ Cynthia Tregillis
Name:	Cynthia Tregillis
Title:	Executive Vice President, Chief Legal Officer and Secretary